EXHIBIT 16.1

June 9, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 8, 2005, of VICORP Restaurants, Inc. and are in agreement with the statements contained in paragraphs (a)(1)(i), (a)(1)(ii), (a)(1)(iv)(A) and (a)(3) on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP